As filed with the Securities and Exchange Commission on April 4, 2007.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARTVILLE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	94-3360099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3840 Greentree Avenue, SW, Canton, Ohio	44706
(Address of principal executive offices)	(Zip Code)

HARTVILLE GROUP, INC.
2006 STOCK OPTION PLAN
(Full title of the plan)

Dennis C. Rushovich
President and Chief Executive Officer
Hartville Group, Inc.
3840 Greentree Avenue, SW, Canton, Ohio 44706
(Name and address of agent for service)
(330) 484-8149
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Jack A. Bjerke
Baker & Hostetler LLP
2100 Capitol Square
65 E. State Street
Columbus, OH 43215
(614) 462-4760

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share(2)	price(2)	registration fee (3)
Common Stock, par value $0.001 per share, reserved under the Hartville Group, Inc. 2006 Stock Option Plan (the “Option Plan”)	20,000,000	$0.15	$3,450,000	$105.92
Common Stock, par value $0.001 per share, issued under Restricted Stock Agreements	3,000,000
Total	23,000,000

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that are subject to options under the Stock Option Plan by reason of any dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of shares of the Registrant’s Common Stock outstanding.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h).

(3)	Calculated based upon the last sale price per share of Common Stock on April 2, 2007.

Page
PART I

Item 1. Plan Information	2

Item 2. Registration Information and Employee Plan Annual Information	2

PART II

Item 3. Incorporation of Documents by Reference	2

Item 4. Description of Securities and Counsel	2

Item 6. Indemnification of Directors and Officers	3

Item 7. Exemption from Registration Claimed	3

Item 8. Index to Exhibits	3

Item 9. Undertakings	4

SIGNATURES

INDEX TO EXHIBITS

EXHIBIT 4.1

EXHIBIT 4.2

EXHIBIT 4.3

EXHIBIT 4.4

EXHIBIT 4.5

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 23.2
EX-5.1
EX-23.1

HARTVILLE GROUP, INC.
REGISTRATION STATEMENT ON FORM S-8
INTRODUCTION
     This Registration Statement on Form S-8 is filed by Hartville Group, Inc. a Nevada corporation (the “Registrant”), relating to 20,000,000 shares of Common Stock issuable to employees of Hartville Group, Inc., under the Hartville Group, Inc. 2006 Stock Option Plan and 3,000,000 shares of Common Stock issued to an employee, Christopher Edgar, under a Restricted Stock Agreement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registration Information and Employee Plan Annual Information.
     The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference
     The following documents and information previously filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement.
     1. The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, was filed with the Commission on April 2, 2007, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     2. The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006; June 30, 2006; and September 30, 2006, filed with the Commission on May 5, 2006; August 14 2006; and November 20, 2006, respectively, pursuant to Section 13(a) of the Exchange Act.
     3. The Registrant’s Current Reports on Form 8-K filed with the Commission on May 1, 2006; May 8, 2006; August 4, 2006; and September 15, 2006, pursuant to Section 13(a) of the Exchange Act.
     4. The description of Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A dated May 10, 2006, filed pursuant to Section 12(g) of the Exchange Act.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not Applicable.

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Registrant’s Amended and Restated Articles of Incorporation and Bylaws authorize the Company to indemnify to the maximum extent permitted under Nevada law.
     The Nevada Revised Statutes allow indemnification of directors, officers, employees and agents of the Registrant, including the advancement of expenses.
     The Registrant’s Bylaws provide that every person who was or is a part or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company for its benefit as a director or officer of another Company, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the state of Nevada from time to time against all expense, liability and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise , as well as their rights under the Amended and Restated Articles or Incorporation of the Registrant.
     Section 78.752 of the Nevada Revised Statutes authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 1701.13.
     The above description of the Company’s Amended and Restated Articles of Incorporation and Bylaws and the Nevada Revised Statutes is not intended to be exhaustive and is respectively qualified in its entirety by such Amended and Restated Articles of Incorporation, Bylaws, and Statutes.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Index to Exhibits

Exhibit
Number	Description of Document
4.1	Amended and Restated Articles of Incorporation, as amended (1)
4.2	Amended and Restated Bylaws, as amended (2)
4.3	Hartville Group, Inc. 2006 Stock Option Plan (3)
4.4	Restricted Stock Agreement with Christopher Edgar, dated January 20, 2006 (4)
4.5	Restricted Stock Agreement with Christopher Edgar, dated January 2, 2007 (4)
5.1	Opinion of Counsel as to legality of securities being registered
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)

(1)	Incorporated by reference to the Registrant’s Form 10-KSB filed with the Commission on April 2, 2007.

(2)	Incorporated by reference to Exhibit 3.2 to the SB-2 filed October 25, 2000.

(3)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Commission on February 15, 2006.

(4)	Incorporated by reference to Exhibit 10.4 to the 8-K filed February 15, 2006.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the exchange Act (and, where applicable, each filing of an employee benefit plan’s annual repot pursuant to Section 15(d) of the Exchange ct) that is incorporated by reference in the registration statement shall be deemed to e a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Ohio, on this 4th day of April, 2007.

HARTVILLE GROUP, INC.
By:	/s/ Dennis C. Rushovich
Dennis C. Rushovich
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of April 4, 2007.

Signature	Title

/s/ Dennis C. Rushovich	President (Principal Executive Officer) and Director
Dennis C. Rushovich

/s/ Christopher R. Sachs	Principal Financial and Accounting Officer and Director
Christopher R. Sachs

/s/ Nicholas J. Leighton	Director
Nicholas J. Leighton

/s/ Michel Amsalem	Director
Michel Amsalem

INDEX TO EXHIBIT

Exhibit Number	Exhibit Description
4.1	Amended and Restated Articles of Incorporation, as amended (1)

4.2	Amended and Restated bylaws, as amended (2)

4.3	Hartville Group, Inc. 2006 Stock Option Plan (3)

4.4	Restricted Stock Agreement with Christopher Edgar, dated January 20, 2006 (4)

4.5	Restricted Stock Agreement with Christopher Edgar, dated January 2, 2007 (4)

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Opinion of BDO Seidman, LLP., Independent Registered Public Accounting Firm

23.2	Consent of Counsel (contained in Exhibit 5.1)

(1)	Incorporated by reference to the Registrant’s Form 10-KSB filed with the Commission on April 2, 2007.

(2)	Incorporated by reference to Exhibit 3.2 to the SB-2 filed October 25, 2000.

(3)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Commission on February 15, 2006.

(4)	Incorporated by reference to Exhibit 10.4 to the 8-K filed February 15, 2006.